Exhibit (a)(1)(J)

Offer to Exchange
by
PERFORMANCE SHIPPING INC.
of
Up to 4,066,181 Shares of its Common Stock
for Shares of Series B Convertible Cumulative Perpetual Preferred Stock
THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 27, 2022
UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration are the Offer to Exchange, dated December 20, 2021, as amended and restated on January 12, 2022 (the “Offer to Exchange”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by Performance Shipping Inc., a Marshall Islands corporation (the “Company”), to exchange up to 4,066,181 shares of its common stock, par value of $0.01 per share (the “Common Stock” or “Shares”), for newly issued shares of the Company’s Series B convertible cumulative perpetual preferred stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) upon the terms and subject to the conditions of the Offer.
Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Common Stock held by us for your account, pursuant to the terms and subject to the conditions set forth in the enclosed Offer to Exchange and Letter of Transmittal.
Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the shares of Common Stock on your behalf in accordance with the provisions of the Offer. The Offer will expire at 5:00 p.m., New York City time, on January 27, 2022, unless extended or terminated by the Company. Any shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time before the expiration date.
Your attention is directed to the following:
1. The Offer to Exchange provides you the opportunity to exchange each share of Common Stock for 0.28 Series B Preferred Shares. In lieu of issuing fractional Series B Preferred Shares to which any holder of Common Stock would otherwise be entitled, we will round down the number of Series B Preferred Shares to which such holder is entitled, after aggregating all fractions, to the nearest whole number of Series B Preferred Shares.
2. The Offer to Exchange is subject to certain conditions set forth in the Offer to Exchange in the sections captioned “Risk Factors” and “The Exchange Offer.”
3. The Offer to Exchange expires at 5:00 p.m., New York City time, on January 27, 2022, unless extended by the Company.
We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. If you wish to have us tender your shares of Common Stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender shares of Common Stock.

INSTRUCTION FORM WITH RESPECT TO
Offer to Exchange
by
PERFORMANCE SHIPPING INC.
of
Up to 4,066,181 Shares of its Common Stock
for Shares of Series B Convertible Cumulative Perpetual Preferred Stock
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated December 20, 2021, as amended and restated on January 12, 2022 (the “Offer to Exchange”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by Performance Shipping Inc., a Marshall Islands corporation (the “Company”), to exchange up to 4,066,181 shares of its common stock, par value of $0.01 per share (the “Common Stock” or “Shares”), for newly issued shares of the Company’s Series B convertible cumulative perpetual preferred stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) upon the terms and subject to the conditions of the Offer.
The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, at the exchange ratio of 0.28 Series B Preferred Shares per Share tendered, on the terms and subject to the conditions of the Offer.
In participating in the Offer to Exchange, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s common stock and Series B Preferred Shares is unknown and cannot be predicted with certainty; and (4) any foreign exchange obligations triggered by the undersigned’s exchange of shares are solely his or her responsibility.
The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.
The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.
Number of Shares to be tendered by you for the account of the undersigned: __________ Shares*
* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.